SCHEDULE 14C
(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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Boomj, Inc.
(Name of Registrant as Specified in its Charter)

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BOOMJ, INC.
9029 South Pecos Road, #2800
Henderson, Nevada 89074

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed on or about December 15, 2008 to the stockholders of record of Boomj, Inc. (“this company,” “we,” “us” or “our”) as of December 5, 2008. This Information Statement is being sent to you for informational purposes only. No action is requested or required on your part.

This Information Statement is being sent to our stockholders to comply with the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to provide information to all our stockholders in connection with an action by written consent taken effective November 21, 2008 by stockholders collectively holding approximately 53.6% of our outstanding common stock as of that date. This action constitutes the approval and consent of stockholders representing a sufficient percentage of the total outstanding shares to approve and amendment to our Articles of Incorporation. The Articles of Incorporation are being amended to:

•	change the name of this company to “Beyond Commerce, Inc.”;

•	increase the number of shares of our $0.001 par value common stock authorized for issuance from 75,000,000 to 200,000,000; and

•	create a class of preferred stock with 50,000,000 shares of preferred stock authorized for issuance.

Because the written consent of holders of a majority of our outstanding common stock to approve the foregoing amendments to our Articles of Incorporation satisfies all applicable stockholder-voting requirements, we will not submit these actions to the rest of our stockholders for approval. Our Board approved the amendment to the Articles of Incorporation on November 20, 2008. Pursuant to Rule 14c-2 of the Securities Exchange Act of 1934, as amended, the amendments to the Articles of Incorporation (the “Amendments”) will be filed with the Nevada Secretary of State on or after January 5, 2009, which is 21 calendar days after the date the Information Statement is first mailed to our stockholders.

We will pay all costs associated with the distribution of this Information Statement including the costs of printing and mailing. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of our common stock.

A copy of the Certificate of Amendment containing the Amendments is attached to this Information Statement as Appendix A.

The date of this Information Statement is December 15, 2008

Vote Required

The Amendments required the approval of stockholders holding a majority of the outstanding votes. On November 21, 2008, stockholders holding approximately 53.6% of our outstanding common stock executed written consents approving such amendments. The consents we have received constitute the only stockholder approval required for the amendments under Nevada corporate law and our existing Articles of Incorporation and Bylaws, as currently in effect.

Meeting Not Required

Under Section 78.390 of the Nevada Revised Statutes (the “Nevada Law”), an amendment to our Articles of Incorporation must be proposed by resolution of the Board of Directors and be approved by stockholders holding shares entitling them to exercise at least a majority of the voting power of the company. Section 78.320 of the Nevada Law provides that, unless otherwise provided in a corporation’s articles of incorporation or bylaws, actions required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent thereto is signed by stockholders holding not less than at least a majority of the voting power of the company. In order to eliminate the costs and management time involved in holding a special meeting, our Board of Directors decided to obtain, and did in fact obtain, the written consent of five stockholders holding the requisite number of votes that would be necessary to authorize or take such action. Our Bylaws also permits action to be taken by the written consent of the stockholders holding not less than at least a majority of the voting power of the company.

Dissenters Rights of Appraisal

There are no dissenter’s rights of appraisal applicable to this action to adopt the Amendments.

AMENDMENTS OF THE ARTICLES OF INCORPORATION

The Amendments will: (i) change our name to “Beyond Commerce, Inc.”; (ii) increase the number of shares of our common stock authorized for issuance from 75,000,000 to 200,000,000; and (iii) create a class of preferred stock with 50,000,000 shares of preferred stock authorized for future issuance.

To become effective, the Amendments must be filed with the Nevada Secretary of State. We intend to file the Amendments as soon as reasonably practicable following the 20th day following the mailing of this Information Statement to our stockholders. A copy of the Certificate of Amendment containing the Amendments is attached to this Information Statement as Appendix A. The following summarizes the Amendments.

Name Change

One year ago, we completed a reorganization and thereby acquired BOOMj.com, Inc., a company that owned and operated a social, political, financial, e-commerce and lifestyle network focused on providing diversified media, compelling content and advertising to persons commonly referred to as Baby Boomers and Generation Jones. The website is located at “www.boomj.com”. In connection with the reorganization, we changed our name to BOOMj, Inc. to reflect the operation of that website. However, during the past year, we have expanded the scope of our operations and, in addition to our www.boomj.com website, we now also operate (i) LocalAdLink.com. a local search and advertising platform that networks high volume websites to allow local advertisers a vehicle to increase revenues and brand identity, and (ii) a retail storefront and e-commerce business conducted through our “www.i-Supply.com” website. In order to reflect the expanded scope of our business and operations, our Board of Directors has decided to change our company’s name to “Beyond Commerce, Inc.”

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The Amendments will change our name to “Beyond Commerce, Inc.” The voting and other rights that accompany our securities will not be affected by the change in our name. Our ticker (trading) symbol, which is currently “BOMJ” may change, and the CUSIP number of our stock will change as a result of the name change. After the name change, stockholders will be permitted to, but need not, exchange their certificates to reflect the change in corporate name. However, the existing certificate will continue to represent shares of our common stock as if the corporate name had not changed. Our transfer agent will issue stock certificates with the new company name as stock certificates are sent in upon transfers of shares by existing stockholders. The transfer agent for the common stock is Transhare Corporation, 5105 DTC Parkway Suite 325 Greenwood Village Colorado, 80111; Attention: Ms. Cindie Fanchi, telephone (303) 662-1112.

Increase in Authorized Common Stock

Since our reorganization one year ago, we have funded a large part of our working capital needs from the sale of securities, including the sale of convertible promissory notes and warrants. We currently are authorized to issue up to 75,000,000 shares of common stock. However, as of December 1, 2008, we already had issued and outstanding a total of 40,911,143 shares of common stock. In addition, we also have convertible promissory notes and common stock purchase warrants outstanding. If these convertible promissory notes are converted, between 6,150,000 and 12,300,000 additional shares of common stock would be issued to the noteholders. In addition if the warrants are exercised, 8,639,394 of additional shares of common stock would be issued to the warrantholders. Accordingly, if the maximum number of shares are issued upon the conversion of currently outstanding promissory notes and upon the exercise of currently issued and outstanding warrants, we would only have 13,009,463 shares of common stock left for future issuances. Our Board of Directors also recently adopted the 2008 Stock Incentive Plan, pursuant to which 3,500,000 shares have been reserved for issuance. As a result, as of the date of this Information Statement, after taking into account all outstanding shares and all shares reserved for possible future issuance, we only have 9,509,463 shares of common stock available for future purposes.

The purpose of the increase in the number of authorized shares of common stock is to make additional shares of capital stock available for issuance by our company as the Board deems appropriate or necessary. As we have previously publicly disclosed, based upon our currently available funds, we will have to obtain additional financing in order to fund our ongoing business and operations and meet our working capital needs. We currently anticipate that we will seek to raise additional capital through the sale of additional shares of common stock, preferred stock or securities convertible into common stock. Furthermore, additional and newly authorized shares may be needed in the future in connection with possible acquisitions of other companies, businesses or assets, or in connection with establishing strategic partnerships or other business relationships, or for other corporate purposes.

Our Board does not intend to solicit further stockholder approval prior to the issuance of any authorized shares of common stock, except as may be required by applicable law. Holders of our common stock as such have no statutory preemptive or subscription rights with respect to future issuances of common stock.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any preferred stock then outstanding, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

The increase in the authorized number of shares of common stock will not have any immediate effect on the rights of existing stockholders. Any subsequent issuance of such shares could have the effect of delaying or preventing a change-in-control of the company. Any issuance of additional shares of common stock also could have the effect of diluting any future earnings per share and book value per share of the outstanding shares of our common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the company. Except pursuant to outstanding warrants and convertible debentures, we have no present agreement or commitment, however, to issue any additional shares of common stock.

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Creation of Preferred Stock

Prior to the approval and adoption of the Amendments by our Board and the requisite number of stockholders, we were not authorized to issue preferred stock. However, we believe that for us to successfully execute our business strategy, we will need to raise additional investment capital. While it is our desire to raise additional capital through the issuance of common stock, it may be preferable or necessary to issue preferred stock to investors. Preferred stock usually grants the holders certain preferential rights in voting, dividends, liquidation and/or other rights in preference over the common stock. Accordingly, in order to grant us the flexibility to issue our equity securities in the manner best suited for the company, or as may be required by the capital markets, the Amendments will create 50,000,000 authorized shares of “blank check” preferred stock for us to issue. In addition, the newly authorized shares of preferred stock may be needed in the future in connection with possible acquisitions of businesses or assets, or in connection with establishing strategic partnerships or other business relationships, or for other corporate purposes. The purpose of the Amendments (with respect to authorizing preferred stock) is to provide flexibility in structuring securities designed to meet the requirements of specific potential investors with respect to any future financing transactions or other business relationships. The preferred stock would be issuable in one or more series.

Once the Amendments are filed with the Secretary of State of Nevada, our Board will have the right, without further vote or action by the stockholders, to determine the number of shares constituting each such series of preferred stock, and to fix from time to time the dividend rights, dividend rates, conversion rights and prices, voting rights, rights and terms of redemption, redemption price(s), liquidation preferences and similar matters with respect to any wholly unissued series or preferred stock. Our Board could also increase or decrease (but not below the number of shares of such series then outstanding) the number of shares constituting any outstanding series, which number of shares was fixed previously by our Board. One or more series of preferred stock could be created which would be senior to the company’s common stock in terms of payment of dividends and rights upon liquidation of the company or which have special voting rights (such as the right to approve as a class certain corporate actions or with voting rights disproportionate to the number of shares owned). Furthermore, if all of the authorized shares of the preferred stock were issued, the dividend requirements of the preferred stock might be substantial. The several series of preferred stock may be issued in varying circumstances and, accordingly, dividend requirements pursuant to rates set by the Board upon each such issuance may vary widely from series to series. We have no present agreement or commitment, however, to issue any shares of preferred stock.

In addition, if any series of the preferred stock is convertible into shares of common stock, such conversion may result in a dilution of the equity of holders of common stock. The rights, preferences and privileges of any series of preferred stock will depend on market conditions, interest rates, economic conditions and the condition and prospect of the company at the times when the series may be created, and the shares subject thereto may be issued, and will also depend on negotiations relating to the issuance and sale thereof. The payment of dividends on any series of preferred stock may be subject to regulatory approval.

The issuance of the preferred stock, in addition to providing the Board with the foregoing desired flexibility, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, which may depress the market value of the common stock. For example, the Board could authorize the issuance of a series of preferred stock that may be convertible into the common stock but has voting rights 10 or more times the number of shares of common stock into which the preferred stock could be converted.

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Security Ownership of Certain Beneficial Owner and Management

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of December 1, 2008, by (i) each person known by us to be the beneficial owner of more than 5% of any class of our voting securities; (ii) our chief executive officer and our other “named executive officers”; (iii) each of our directors; and (iv) all executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes options and warrants that are currently exercisable within 60 days. Information with respect to beneficial ownership has been furnished to us by each, director, executive officer or 5% or more stockholder, as the case may be. Unless otherwise indicated, to our knowledge, each stockholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with that person’s spouse.

This table lists applicable percentage ownership based on 40,911,143 shares of our common stock issued and outstanding as of December 1, 2008. Unless otherwise indicated, the address of each of the following persons is 9029 South Pecos, Suite 2800, Henderson, Nevada 89074.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Certain Beneficial Owners:

Linlithgow Holdings, LLC (1)	16,982,000	41.5%

Directors/Named Executive Officers:

Mark V. Noffke	2,020,000	4.9%
Mark Doumani (2)	1,818,000	4.4%
Wendy Borow-Johnson	606,000	1.5%
Robert J. McNulty	505,000	1.2%
Murray Williams	202,000	*
Michael Warsinske	-0-	—
All Named Executive Officers and Directors as a group (six persons)	5,151,000	12.5%

* Less than 1%
(1) Represent shares owned by Linlithgow Holdings, LLC, an entity owned and controlled by immediate family members of Mr. Robert J. McNulty. Mr. McNulty is not a member or manager of Linlithgow Holdings LLC and he disclaims any beneficial interests in these shares. Mr. McNulty does not exercise any voting rights in respect of these shares nor does he have any right to dispose of these shares.

(2) Includes 1,212,000 shares owned by MIK Irrevocable Trust, an irrevocable trust for the benefit of Mr. Doumani.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. You can read and copy these reports, proxy statements, and other information concerning our company at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the SEC’s Public Reference Room. The SEC also maintains an Internet site that contains all reports, proxy statements and other information that we file electronically with the SEC. The address of that website is www.sec.gov.

By Order of the Board of Directors

/s/ ROBERT MCNULTY
Robert McNulty, Chief Executive Officer

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APPENDIX A

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
FOR NEVADA PROFIT CORPORATIONS
(PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)

1. The articles have been amended as follows (provide article numbers, if available):

1. The name of corporation. Beyond Commerce, Inc.

3. Shares (number of shares corporation authored to issue). This corporation is authorized to issue two classes of stock, designated “Common Stock” and “Preferred Stock.” The number of shares of Common Stock authorized to be issued is 200,000,000 with a par value of $.001 per share. The number of shares of Preferred Stock authorized to be issued is 50,000,000 with a par value of $.001 per share. The Board of Directors of the corporation is authorized to determine the number of series into which shares of Preferred Stock may be divided, to determine the designations, powers, preferences and voting and other rights, and the qualifications, limitations and restrictions granted to or imposed upon the Preferred Stock or any series thereof or any holders thereof, to determine and alter the designations, powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock or the holders thereof, to fix the number of shares of that series and to increase or decrease, within the limits stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series (but not below the number of such shares then outstanding), the number of shares of any such series subsequent to the issuance of shares of that series.

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